UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14-A
(Rule 14A-101)

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES AND EXCHANGE ACT OF 1934

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LCA-Vision Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following is the transcript of a video made available on various websites on March 17, 2009.

This is Steve Straus, CEO of LCA Vision.  We are very pleased to present this video to you as the third installment of our ongoing series to keep you, our constituents, up to date on what's happening with LCA Vision and LasikPlus.

As always, thank you if you've made comments to the past editions and rest assured, they are being considered as we continue to execute on our strategy moving forward.

During both of our previous installments, we mentioned actions being taken by a group of dissident stockholders.  Over the past weeks, we have been engaging in face-to-face and telephone meetings with many of our stockholders to explain our plans for our Company and to ask for their support and agreement with our vision.

In addition, several companies known as independent proxy advisory firms have reviewed our company and future plans. Generally, these firms research disputes within companies and provide insight to stockholders on how they should vote if their vote is requested - as it has been with our Consent Revocation request.  There are several major companies that provide this service, and I am proud to announce to you; that - based EITHER, ON presentations presented by both the dissident stockholder group and the current LCA Vision management and Board; OR their independent research based on publicly available written material - all three proxy advisory firms that looked at our situation have recommended that stockholders vote in favor of the current Board and in support of current management.

They found that the current management and Board have laid out a stronger long-term strategy to transition from a one-off transaction business model to an ongoing lifetime care model.

They acknowledged that the current Board and management team have identified numerous near-term tactical improvements in the areas of operations, quality and marketing.  Among these improvements are the marketing changes we have communicated to you in earlier videos. Additional changes are on the way, so please stay tuned.

They also recognized that our strategy is showing positive results, citing our recent improvement in market share as most compelling against a backdrop of economic down turn and declining consumer confidence.

We are thrilled that these independent firms have recognized the efforts of the current management team.  We continue to ask stockholders and everyone watching to look at the facts about the progress we've made at LCA Vision and realize that our vision for LCA Vision and LasikPlus is one of responsible management, agility in a changing marketplace, and ultimately growth for the Company and value for its stockholders.

I look forward to speaking to you again soon about some of the new advances and programs we are instituting at LCA Vision.  In the meantime, I hope you found this edition to be helpful and informative, and look forward to reading any comments posted below.  Until we speak again, I'm Steve Straus.  Good day.
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Due to the nature of the Consent process, your voting instruction is extremely important and time sensitive.  LCA-Vision urges all stockholders to vote their GOLD cards to REVOKE CONSENT on all three proposals.  Please discard any proxy card that you receive from the Joffe Group.  If you have already voted to consent and wish to change your vote, you have every right to revoke your consent and vote the GOLD proxy.  Only the latest dated card counts.

LCA-Vision filed its Definitive Consent Revocation Statement (“Consent Revocation Statement”) with the Securities and Exchange Commission on Monday, February 9, 2009, and copies of the Consent Revocation Statement with a GOLD Consent Revocation Card were mailed to stockholders beginning February 10, 2009.  The Consent Revocation Statement can be obtained immediately from the SEC’s website at the following link:

http://idea.sec.gov/Archives/edgar/data/1003130/000114420409006021/v139094_defc14a.htm or from the Investor Relations section of the Company’s website at www.lasikplus.com and www.lca-vision.com.  Copies of the Consent Revocation Statement and consent revocation card may also be obtained from Georgeson Inc.

Additional Information:
Georgeson Inc. has been retained by LCA-Vision as consent revocation solicitation agent. Stockholders with questions are encouraged to call Georgeson toll-free 1-800-457-0109. Copies of the Company’s Consent Revocation Statement, and any other documents filed by LCA-Vision with the SEC in connection with the consent solicitation can be obtained free of charge from the SEC’s website at www.sec.gov, from the Company’s website at www.lasikplus.com and www.lca-vision.com., or from Georgeson.